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                                                                    Exhibit 11.1



                                  SYBASE, INC.
             SUPPLEMENTAL COMPUTATIONS OF EARNINGS (LOSS) PER SHARE
                                   (Unaudited)


(In thousands, except per share data)


                                        Quarter Ended June 30,    Six Months Ended June 30,
                                        ---------------------     ------------------------
                                           1997      1996             1997      1996
                                           ------   -------          ------    -------

Weighted average shares outstanding
  for the period:
        Common stock                       78,659    74,927           78,030    74,243

        Dilutive employee stock options
           and warrants (1)                   550        --              811        --
                                         --------  --------         --------  --------
Total common and common
        equivalent shares                  79,209    74,927           78,841    74,243
                                         ========  ========         ========  ========



Net income (loss)                           4,376  ($24,564)           7,917  ($31,470)
                                         ========= =========        ========  =========

Net income (loss) per share              $   0.06  ($  0.33)        $   0.10  ($  0.42)
                                         ========  =========        ========  =========


(1)    Computed using the treasury stock method.  Not included if anti-dilutive.


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